EXHIBIT 99.1

FEDERAL HOME LOAN BANK OF SEATTLE
MEMBER CALL SCRIPT
August 1, 2014

•	Good morning everyone. Thank you for joining today’s call. I am Mike Wilson, President and CEO of the Federal Home Loan Bank of Seattle.

•	We want to start today with a few opening remarks and then take your questions.

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In a cooperative, every member is both a customer and a shareholder. As your financial cooperative, the Seattle Bank has committed to working with you to understand your business needs and to deliver the credit products, community investment programs, and financial strategies and services that will help to grow your businesses and strengthen your communities.

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Over the past two years, we have made great progress in returning the Seattle Bank to a strong financial footing. Our efforts have resulted in a return to profitability, retained earnings growth, and our ability to repurchase and redeem and pay dividends on your capital stock. Our announcement of second-quarter financial results on Tuesday of this week reinforced our continuing progress.

•	At the same time, changes in our economy, our industry, and our membership, have presented new challenges to many of the FHLBanks, including the Seattle Bank cooperative.

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That is why the Boards of Directors of the Federal Home Loan Banks of Des Moines and Seattle have been discussing the advantages of a possible merger. As you know from yesterday’s announcement, the two FHLBanks have entered into an exclusivity arrangement and are in discussions regarding a potential merger.

•	We expect that such a merger would be a collaborative, member-focused combination of complementary organizations in contiguous markets.

•	In addition to being part of the FHLBank System, both organizations have similar values, membership characteristics, and corporate cultures.

•	Both banks are healthy, prudent lenders with solid financial positions.

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A combined cooperative of the Seattle and Des Moines FHLBanks will be largest in the FHLBank System in terms of total members. Including your own institutions, the combined bank will serve approximately 1,500 commercial banks, credit unions, thrifts, insurance companies, and community development financial institutions in 13 states and three U.S. territories.

•	It will also be the fourth largest FHLBank in terms of lending, with approximately $62 billion of advances outstanding, based on second quarter 2014 financial results.

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If a merger is completed, we believe that our members would benefit from a cooperative with greater economies of scale, greater risk diversification, and an enhanced suite of product and service offerings.

o	The greater economies of scale resulting from consolidated operations can translate into increased profitability and additional funding for the Affordable Housing Program.

o	The diversification of economic risks associated with a smaller, more homogeneous membership and geography supports a diversified and conservative asset portfolio.

o	For Seattle Bank members, a merger with the Des Moines Bank also offers potential access to a broader range of products offered through the Mortgage Partnership Finance® Program.

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In terms of immediate next steps, both banks are in the midst of a due diligence process, after which, the Boards of Directors of both banks will determine whether to proceed. If approved, members of both banks will vote on whether or not the merger should move forward. The Federal Housing Finance Agency would have to approve the proposed merger. If the banks elect to pursue a merger, completion would be unlikely to occur until the second quarter of 2015.

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While there are many steps that will need to occur before we elect to proceed with a merger, I can assure you that our intention is for any merger agreement to be structured to avoid risks of impairment of member stock and to ensure parity among all members following the closing of the transaction.

•	Before I take your questions, I want to emphasize three things:

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First, as discussions with the Des Moines Bank proceed, rest assured that you can continue to rely on the Seattle Bank as a reliable and stable source of liquidity and funding. It will be business as usual. We will continue to work on strengthening our financial position and internal operations.

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Second, I am excited about the potential to strengthen our resources and increase our effectiveness through a combination with the Des Moines Bank. We believe that a combined cooperative could accelerate the return of excess stock to our members, offers the potential for a higher dividend in the future, and will expand the product suite available to our members.

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Third, because we are in the very early stages of a potential merger, there will be some questions for which I do not have answers. I can assure you our board and management team are closely working with our counterparts at the Des Moines Bank to address the operations of both banks, our ongoing commitment to the communities in which we operate, and what our members might expect in the future. We are aware of the breadth of our district. If the merger is approved by the members of both banks and our regulator, our priority will be to ensure the combined cooperative continues to be a reliable source of funding and liquidity for our members and their communities and that all receive the attention and service they require.

•	Thank you again for joining this call and for your support of the cooperative. We will, of course, keep you informed as we work through the process.

•	Please feel free to contact your relationship manager, any member of our executive team, or me with your questions or concerns.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to discussions and activities relating to a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to negotiations, due diligence, decisions, and cooperation regarding a potential merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued desire of the parties to pursue a merger, the ability of the parties to agree on terms of and complete a transaction, the ability to realize the expected benefits and efficiencies of a merger, receipt of regulatory cooperation and approvals (including those of the Federal Housing Finance Agency), reactions from and receipt of applicable approvals by member institutions (and potential member institutions), general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the Federal Home Loan Bank of Seattle’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The banks do not undertake to update any forward-looking statements made in this announcement.